Exhibit 10.6

March 11, 2002

Dave Garwood
President
R.D. Garwood, Inc.
111 Village Parkway
Marietta, Georgia 30067
(800) 241-6653

Dear Dave,

Thanks for your help as both an active Board Member and a valued advisor to our team.

Please find attached an outline of an agreement to go forward with our working relationship this year. This is a proposed document—please feel free to make any comments or changes.

Regarding the previous agreement—without a lot of detailed research—it appears to me that you lived up to better than half of your end of the bargain. I have proposed to Tom that we vest 15,000 of the 25,000 shares of that agreement for you now. If that doesn’t feel appropriate from your perspective, don’t hesitate to discuss this on our next call.

I would like to go forward with our new relationship from a March 1, 2002 start date, for a six-month term, 25,000 shares, and review our progress every 2 months.

Please review this at your earliest convenience. I have really valued your input to date—and expect that you will have a significant impact in our success going forward.

Very sincerely,

/s/    DAVE GLEDITSCH

Dave Gleditsch
Chief Technology Officer
Pelion Systems, Inc.
(720) 890-2800 x 220
(970) 215-2212 mobile
dave.gleditsch@pelionsystems.com

June 10, 2002 Update—Based upon feedback from Dave Garwood per the above proposal, the shares were increased from 25,000 to 30,000 to support a daily rate of $1,500 per day.

Combining this with Dave’s previous agreement on options, the total shares to date would be:

15,000 shares original agreement
30,000 shares this agreement

45,000	shares total to date

SERVICES AGREEMENT—updated June 11, 2002

Relationship:	Technical Advisor
Term:	March 1, 2002 to August 31, 2002
Compensation:	Stock Options

Spirit of Agreement

This agreement formalizes a mutually beneficial relationship between Pelion Systems, Inc. and Dave Garwood. In addition to Dave’s services to Pelion on its Board of Directors, this agreement outlines specific activities that the management team and Dave Garwood will work together on.

Activities

1.  Messengering—Dave will assist Pelion in defining, refining, and delivering a message that will maximize Pelion’s ability to generate sales and solve compelling customer problems.

2.  ERP Integration—Dave will assist Pelion in its efforts to collaborate with current and future ERP applications by ensuring that Pelion’s vision is achievable, relevant, and deploys the most total cost effective methods for providing a demand driven supply chain management solution.

3.  Business Impact—Dave will assist Pelion in structuring solutions that will provide real business value and solve compelling business problems for its customers.

4.  Lead Generation—Dave will provide ideas on entry points to potential client relationships based upon his extensive contacts and knowledge of opportunities in the manufacturing arena. When appropriate, Dave will provide contacts information that Pelion will treat with great respect.

5.  Customer Calls—Pelion may ask Dave to participate in some conference calls or site visits with potential customers in an effort to provide additional value to Pelion’s potential customers and to assist in explaining the Pelion vision.

6.  Co-marketing.    As appropriate, Pelion and R.D. Garwood, Inc. will cooperate on Internet links, white papers, and other marketing tools.

Compensation

30,000 stock options, vesting 1/6th or 5,000 shares on the 1st day of the month following the month that services were provided in.

Performance Metrics

Performance will be reviewed every 2 months, or 3 times during the term of this agreement. Both parties agree to make the appropriate adjustments to meet with the spirit of this agreement.

Time Commitment

It is expected that Dave will devote 2 days of time per month in support of this agreement. Dave will use his professional discretion in accumulating an appropriate amount of time per month, given that his work will usually not be completed in precisely one-day units of time. If the time commitment turns out to deviate significantly from this plan, that issue will be addressed in the bi-monthly review.

Expenses

Pelion Systems, Inc. will pay reasonable travel expenses in full for visiting customers or for traveling to promote Pelion and its products.